Gran Tierra Energy Inc. Announces Second Quarter 2023 Results

•Second Quarter 2023 Total Average Production of 33,719 BOPD, Up 10% from One Year Ago and Up 7% from Prior Quarter
•Third Quarter-To-Date 2023 Total Average Production(1) of Approximately 35,300 BOPD
•Colombia 2023 Development Campaign Complete - 21 Wells Drilled During First Half 2023
CALGARY, ALBERTA, August 1, 2023, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company’s financial and operating results for the quarter ended June 30, 2023 (“the Quarter”). All dollar amounts are in United States dollars, and production amounts are on an average working interest (“WI”) before royalties basis unless otherwise indicated. Per barrel (“bbl”) and bbl per day (“BOPD”) amounts are based on WI sales before royalties. For per bbl amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Quarterly Report on Form 10-Q filed August 1, 2023.
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “During the first half of 2023, Gran Tierra completed its development campaign with the drilling of 21 development wells in three of our major fields which have been producing oil at rates in line with and at times exceeding our expectations. Currently, our third quarter-to-date 2023 total average production levels stands at an impressive ~35,300 BOPD. Now that our development campaign has been completed, capital expenditures are expected to decrease significantly in the second half of 2023, which should allow the Company to focus on the generation of free cash flow.
Gran Tierra is pleased to provide a mid-year reserves update that we announced today in a separate press release. The positive results announced in the reserves update are a testament to the Company’s operational success and our in-country relationships that have allowed the Company to secure the Suroriente Block continuation agreement. We invite you to read the reserves update press release in its entirety.
Looking ahead, we are entering an exciting phase of growth. With the 2023 development campaign now completed, we are gearing up to drill exploration wells in Ecuador. This represents a promising opportunity for Gran Tierra to follow-up on existing exploration success achieved in Ecuador during 2022. Our Company's financial position remains robust, which gives us the flexibility to make strategic investments and seize opportunities that drive long-term value creation for our shareholders as they arise. We continue to focus on maximizing operational efficiency and managing costs effectively to ensure sustainable growth and profitability.
We are also pleased to announce that we plan to continue our investment in the protection and conservation of the Andean-Amazon rainforest in the Putumayo Basin of Colombia by extending our support to the NaturAmazonas project. The project, founded by Gran Tierra and world renowned non-governmental organization Conservation International, has grown into an alliance of public and private institutions working together to address the root causes of deforestation. We began our reforestation work nearly a decade ago because one of our longstanding goals is to leave the environment in a better condition than when we arrived. During the first 6 years of the project, Gran Tierra’s initial investment of $13 million has already produced impactful results that have benefited the environment and local communities, including the reforestation and restoration of over 1,400 hectares of land and the planting of over 1.2 million trees.”
Key Highlights of the Quarter:

•Production:
◦Gran Tierra’s total average production was 33,719 BOPD, an increase of 7% compared to first quarter 2023 (“the Prior Quarter”) and up 10% from second quarter 2022 (“one year ago”). Gran Tierra’s production in the Quarter was the Company’s highest quarterly average total production since the second quarter of 2019.
◦The Company’s third quarter-to-date 2023 total average production (1) has been approximately 35,300 BOPD.
•Quality and Transportation Discounts: The Company’s quality and transportation discount narrowed to $14.10 per bbl, down from $18.45 per bbl in the Prior Quarter and up from $13.00 per bbl one year ago. The Castilla oil differential narrowed to $9.41 per bbl, down from $15.17 per bbl in the Prior Quarter and up from $7.82 per bbl one year ago (Castilla is the benchmark for the Company’s Middle Magdalena Valley Basin oil production). The Vasconia differential narrowed to $5.53 per bbl, down from $7.87 per bbl in the Prior Quarter and up from $5.09 per bbl one year ago (Vasconia is the benchmark for the Company’s Putumayo Basin oil production). Differentials to Brent pricing have continued to narrow as 2023 has progressed. The current(1) Castilla differential is approximately $6.64 per bbl and the Vasconia differential is approximately $3.96 per bbl.
•Net Income: Gran Tierra incurred a net loss of $11 million, compared to a net loss of $10 million in the Prior Quarter and net income of $53 million one year ago, which was primarily due to the $13 million of realized foreign exchange loss mainly associated with the strengthening of the Colombian peso by 9% in the Quarter and the payment of the Company’s 2022 income taxes in the Quarter, which are paid in Colombian pesos. The Company’s net income over the last 12 months was $51 million.
•Oil Price: The Brent oil price averaged $77.73 per bbl, down 5% from the Prior Quarter and down 31% from one year ago.
•Realized Foreign Exchange Loss: During the Quarter, a $13 million realized foreign exchange loss was recognized primarily as a result of the strengthening of the Colombian peso by 9% in the Quarter and the payment of the 2022 income taxes in the Quarter, which are paid in Colombian pesos.
•Basic Earnings Per Share: Gran Tierra incurred a net loss of $0.33 per share, compared to a net loss of $0.28 per share in the Prior Quarter and net earnings of $1.44 per share one year ago.
•Diluted Earnings Per Share: Gran Tierra incurred a net loss of $0.33 per share, compared to a net loss of $0.28 per share in the Prior Quarter and net earnings of $1.42 per share one year ago.
•Adjusted EBITDA(2): Adjusted EBITDA(2) was $85 million compared to $89 million in the Prior Quarter and $140 million one year ago. Adjusted EBITDA(2) was negatively impacted by the $13 million realized foreign exchange loss. Twelve month trailing Adjusted EBITDA(2) to Net Debt(2) was 1.2 times.
•Funds Flow from Operations(2): Funds flow from operations(2) was $53 million, down 12% from the Prior Quarter and down 49% from one year ago. Funds flow from operations(2) was negatively impacted by the $13 million realized foreign exchange loss. Over the last 12 months, Gran Tierra’s funds flow from operations(2) was $288 million.
•Free Cash Flow(2): During the Quarter, the Company’s capital expenditures exceeded funds flow from operations by approximately $12 million as a result of the Company’s front-end loaded 2023 development program which saw the drilling of 7 development wells in the Quarter, which completed the development program for 2023, which consisted of a total of 21 wells. The majority of the Company’s capital expenditures were incurred in the first half of 2023 and with the current Brent oil price, narrowing of differentials and current production levels, we expect to meet our free cash flow(2) targets for 2023.
•Share Buybacks:

◦During the Quarter, pursuant to Gran Tierra’s current normal course issuer bid (“NCIB”), Gran Tierra purchased 20,439 shares, for a total purchase price of $107,810, at a weighted average price of approximately $5.27 per share. Since the commencement of the NCIB on September 1, 2022, Gran Tierra has purchased 3.6 million shares, representing approximately 9.8% of Gran Tierra’s outstanding shares as of June 30, 2022. The NCIB was completed and expired when the 10% share maximum of Gran Tierra’s public float as of August 22, 2022, was reached in May 2023.
•Cash: As of June 30, 2023, the Company had a cash balance of $69 million and net debt(2) of $503 million. With the forecasted free cash flow in the second half of 2023, we expect to exit 2023 with over $150 million of cash.
•Undrawn Credit Facility: Gran Tierra’s credit facility, with a capacity of up to $150 million, remains undrawn.
•Oil Price Hedges: Gran Tierra does not currently have any oil price hedges in place and expects to fully benefit from any increases in oil prices.
•Additional Key Financial Metrics:
◦Capital Expenditures: Capital expenditures of $66 million were lower than the Prior Quarter’s level of $71 million and slightly up from $65 million compared to one year ago. During the Quarter, Gran Tierra drilled 7 development wells in Colombia.
◦Oil Sales: Gran Tierra generated oil sales of $158 million, up 10% from the Prior Quarter and down 23% from one year ago. Oil sales increased compared to the Prior Quarter primarily as a result of an 8% increase in sales volumes, partially offset by a 5% decrease in Brent price. Lower oil sales relative to one year ago were driven primarily by the decrease in Brent oil price and the widening of quality and transportation discounts compared to the same period, which were partially offset by the increase in the Company’s oil production over the same timeframe.
◦Operating Netback(2)(3): The Company’s operating netback(2)(3) was $34.58 per bbl, down 2% from the Prior Quarter and down 42% from one year ago. As with oil sales, changes in operating netback relative to the Prior Quarter were driven by a decrease in Brent oil price. Compared to one year ago the change in operating netback were largely driven by the decrease in Brent oil price and higher quality and transportation discounts over the same time period.
◦Operating Expenses: Gran Tierra’s operating expenses increased 9% to $15.86 per bbl, up from $14.59 per bbl in the Prior Quarter, primarily due to higher road maintenance and environmental activities, partially offset by a lower number of workovers. Compared to one year ago, operating expenses increased by 10% on a per bbl basis, due primarily to increased Ecuador operations, higher environmental costs and partially offset by a lower number of workovers.
◦General and Administrative (“G&A”) Expenses: G&A expenses before stock-based compensation were $3.12 per bbl, down from $3.95 per bbl in the Prior Quarter due to lower legal and information technology costs, partially offset by higher consulting fees attributed to optimization projects and up from $2.86 when compared to one year ago.
◦Cash Netback: Cash netback per bbl was $17.37, compared to $21.16 in the Prior Quarter as a result of a decrease in Brent price of $4.37 per bbl and a $4.18 per bbl realized foreign exchange loss in the Quarter due to the strengthening Colombian peso and payment of the 2022 income taxes paid in the Quarter. In the Prior Quarter, the realized foreign exchange loss was of $0.42 per bbl. Compared to one year ago, cash netback per bbl decreased by $20.34 from $37.71, despite a $34.25 per bbl decrease in the Brent oil price over the same period.
Exploration Campaign:
•Gran Tierra has secured a drilling rig to begin the Ecuador exploration campaign that is expected to now start in the fourth quarter of 2023. Gran Tierra expects to drill two to three exploration wells in 2023.
Financial and Operational Highlights (all amounts in $000s, except per share and bbl amounts)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2023	2022	2023	2023	2022

Net (Loss) Income	$(10,825)	$52,972	$(9,700)	$(20,525)	$67,091
Per Share - Basic(4)	$(0.33)	$1.44	$(0.28)	$(0.61)	$1.82
Per Share - Diluted(4)	$(0.33)	$1.42	$(0.28)	$(0.61)	$1.80

Oil Sales	$157,902	$205,785	$144,190	$302,092	$380,354
Operating Expenses	(48,491)	(39,494)	(41,369)	(89,860)	(74,429)
Transportation Expenses	(3,691)	(2,513)	(3,066)	(6,757)	(5,347)
Operating Netback(2)(3)	$105,720	$163,778	$99,755	$205,475	$300,578

G&A Expenses Before Stock-Based Compensation	$9,549	$7,847	$11,196	$20,745	$15,626
G&A Stock-Based Compensation Expense	317	1,989	1,500	1,817	6,546
G&A Expenses, Including Stock Based Compensation	$9,866	$9,836	$12,696	$22,562	$22,172

Adjusted EBITDA(2)	$84,522	$140,113	$88,677	$173,199	$259,491

EBITDA(2)	$91,794	$146,048	$86,740	$178,534	$252,798

Net Cash Provided by Operating Activities	$37,877	$143,197	$49,253	$87,130	$247,022

Funds Flow from Operations(2)	$53,106	$103,625	$60,016	$113,122	$190,935

Capital Expenditures	$65,565	$65,199	$71,062	$136,627	$106,682

Free Cash Flow(2)	$(12,459)	$38,426	$(11,046)	$(23,505)	$84,253

Average Daily Volumes (BOPD)
WI Production Before Royalties	33,719	30,607	31,611	32,671	29,988
Royalties	(6,515)	(7,392)	(6,085)	(6,301)	(6,962)
Production NAR	27,204	23,215	25,526	26,370	23,026
Decrease (Increase) in Inventory	67	(368)	(355)	(143)	(236)
Sales	27,271	22,847	25,171	26,227	22,790
Royalties, % of WI Production Before Royalties	19%	24%	19%	19%	23%

Per bbl
Brent	$77.73	$111.98	$82.10	$79.91	$104.94
Quality and Transportation Discount	(14.10)	(13.00)	(18.45)	(16.27)	(12.73)
Royalties	(11.98)	(24.07)	(12.80)	(12.38)	(21.32)

Average Realized Price	51.65	74.91	50.85	51.26	70.89
Transportation Expenses	(1.21)	(0.91)	(1.08)	(1.15)	(1.00)
Average Realized Price Net of Transportation Expenses	50.44	74.00	49.77	50.11	69.89
Operating Expenses	(15.86)	(14.38)	(14.59)	(15.25)	(13.87)
Operating Netback(2)(3)	34.58	59.62	35.18	34.86	56.02
G&A Expenses Before Stock-Based Compensation	(3.12)	(2.86)	(3.95)	(3.52)	(2.91)
Realized Foreign Exchange (Loss) / Gain	(4.18)	0.59	(0.42)	(2.37)	0.09
Cash Settlements on Derivative Instruments	—	(6.48)	—	—	(4.92)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(3.81)	(4.03)	(3.90)	(3.85)	(4.16)
Interest Income	0.21	—	0.27	0.24	—
Net Lease Payments	0.15	0.13	0.19	0.17	0.08
Current Income Tax Expense	(6.46)	(9.26)	(6.21)	(6.34)	(8.62)
Cash Netback(2)	$17.37	$37.71	$21.16	$19.19	$35.58

Share Information (000s)
Common Stock Outstanding, End of Period(4)	33,287	36,887	33,307	33,287	36,887
Weighted Average Number of Common and Outstanding Stock - Basic(4)	33,300	36,857	34,451	33,872	36,798
Weighted Average Number of Common and Outstanding Stock - Diluted(4)	33,300	37,423	34,451	33,872	37,298

(1) Gran Tierra’s third quarter-to-date 2023 total average production is for the time period from July 1 to July 31, 2023.
(2) Funds flow from operations, operating netback, net debt, cash netback, earnings before interest, taxes and depletion, depreciation and accretion (“DD&A”) (“EBITDA”) and EBITDA adjusted for non-cash lease expense, lease payments, unrealized foreign exchange gains or losses, stock-based compensation expense, unrealized derivative instruments gains or losses, inventory impairment, gain on re-purchase of Senior Notes and other financial instruments gains or losses (“Adjusted EBITDA”), cash flow, free cash flow and net debt are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America (“GAAP”). Cash flow refers to funds flow from operations. Free cash flow refers to funds flow from operations less capital expenditures. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and, where applicable, reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
(3) Operating netback as presented is defined as oil sales less operating and transportation expenses. See the table titled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
(4) Reflects our 1-for-10 reverse stock split that became effective May 5, 2023.

Conference Call Information:
Gran Tierra will host its second quarter 2023 results conference call on Wednesday, August 2, 2023, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by registering at the following link: https://register.vevent.com/register/BIc965d6f578624020a8fd58c5cac2b6e1. The call will also be available via webcast at www.grantierra.com.
Corporate Presentation:
Gran Tierra’s Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.
Contact Information
For investor and media inquiries please contact:

Gary Guidry
President & Chief Executive Officer

Ryan Ellson
Executive Vice President & Chief Financial Officer

Rodger Trimble
Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company's website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra's Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). The use of the words “expect”, “plan”, “can,” “will,” “should,” “guidance,” “forecast,” “signal,” “progress” and “believes”, derivations thereof and similar terms identify forward-looking statements. In particular, but without limiting the foregoing, this press release contains forward-looking statements regarding: the Company’s expected future production, capital expenditures and free cash flow, the Company’s targeted cash balance and uses of excess free cash flow, the Company’s plans regarding strategic investments and growth, the Company’s drilling program and the Company’s expectations of commodity prices and its positioning for the remainder of 2023. The forward- looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of assumed operational, regulatory and industry conditions in Colombia and Ecuador, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned.
Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: our operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health events; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, the Russian invasion of Ukraine, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC, such as its recent decision to cut production and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than we currently predict. which could cause further modification of our strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; our ability to execute its business plan and realize expected benefits from current initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that we do not receive the anticipated benefits of government programs, including government tax refunds; our ability to comply with financial covenants in its credit agreement and indentures and make borrowings under any credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2022 filed February 21, 2023 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management’s experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra’s control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2023 outlook are based prove incorrect may increase the later the period to which the outlook relates. In particular, the unprecedented nature of industry volatility may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra’s business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
The estimates of future cash and free cash flow may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management's assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2023 to allow readers to assess the Company's ability to fund its programs. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above.
Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra's operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management's best estimates and judgments, and represent, to the best of management's knowledge and opinion, the Company's expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.
Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss, cash flow from operating activities or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.
Operating netback as presented is defined as oil sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
Cash netback as presented is defined as net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, derivative instruments gain or loss, cash settlement on derivative instruments and other gain. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. A reconciliation from net income or loss to cash netback is as follows:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
Cash Netback - (Non-GAAP) Measure ($000s)	2023	2022	2023	2023	2022
Net (loss) income	$(10,825)	$52,972	$(9,700)	$(20,525)	$67,091
Adjustments to reconcile net income (loss) to cash netback
DD&A expenses	56,209	42,216	51,721	107,930	83,179
Deferred tax expense	13,975	13,241	15,277	29,252	31,954
Stock-based compensation expense	317	1,989	1,500	1,817	6,546
Amortization of debt issuance costs	1,019	1,131	781	1,800	2,018
Non-cash lease expense	1,109	747	1,144	2,253	1,158
Lease payments	(636)	(388)	(606)	(1,242)	(732)
Unrealized foreign exchange (gain) loss	(8,062)	4,341	514	(7,548)	(498)
Derivative instruments loss	—	5,172	—	—	26,611
Cash settlements on derivative instruments	—	(17,796)	—	—	(26,392)
Other gain	—	—	(615)	(615)	—
Cash netback	$53,106	$103,625	$60,016	$113,122	$190,935

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense and income tax expense or recovery. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, stock-based compensation expense or recovery, unrealized derivative instruments gain or loss, other gain or loss, and other financial instruments gain or loss. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,		Twelve Month Trailing June 30,
EBITDA - (Non-GAAP) Measure ($000s)	2023	2022	2023	2023	2022	2023
Net (loss) income	$(10,825)	$52,972	$(9,700)	$(20,525)	$67,091	$51,413
Adjustments to reconcile net income (loss) to EBITDA and Adjusted EBITDA
DD&A expenses	56,209	42,216	51,721	107,930	83,179	205,031
Interest expense	12,678	12,194	11,836	24,514	24,322	46,685
Income tax expense	33,732	38,666	32,883	66,615	78,206	94,315
EBITDA	$91,794	$146,048	$86,740	$178,534	$252,798	$397,444

Non-cash lease expense	1,109	747	1,144	2,253	1,158	3,913
Lease payments	(636)	(388)	(606)	(1,242)	(732)	(2,176)
Unrealized foreign exchange (gain) loss	(8,062)	4,341	514	(7,548)	(498)	3,201
Stock-based compensation expense	317	1,989	1,500	1,817	6,546	4,320
Unrealized derivative instruments loss	—	(12,624)	—	—	219	(219)
Other gain	—	—	(615)	(615)	—	(3,213)
Other financial instruments gain	—	—	—	—	—	(7)
Adjusted EBITDA	$84,522	$140,113	$88,677	$173,199	$259,491	$403,263

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, derivative instruments gain or loss, cash settlement on derivative instruments, other gain, and other financial instruments gain or loss. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow from operations adjusted for capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to both funds flow from operations and free cash flow is as follows:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,		Twelve Month Trailing June 30,
Funds Flow From Operations - (Non-GAAP) Measure ($000s)	2023	2022	2023	2023	2022	2023
Net (loss) income	$(10,825)	$52,972	$(9,700)	$(20,525)	$67,091	$51,413
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	56,209	42,216	51,721	107,930	83,179	205,031
Deferred tax expense	13,975	13,241	15,277	29,252	31,954	22,638
Stock-based compensation expense	317	1,989	1,500	1,817	6,546	4,320
Amortization of debt issuance costs	1,019	1,131	781	1,800	2,018	3,310
Non-cash lease expense	1,109	747	1,144	2,253	1,158	3,913
Lease payments	(636)	(388)	(606)	(1,242)	(732)	(2,176)
Unrealized foreign exchange (gain) loss	(8,062)	4,341	514	(7,548)	(498)	3,201
Derivative instruments loss	—	5,172	—	—	26,611	—
Cash settlements on derivative instruments	—	(17,796)	—	—	(26,392)	(219)
Other gain	—	—	(615)	(615)	—	(3,213)
Other financial instruments gain	—	—	—	—	—	(7)
Funds flow from operations	$53,106	$103,625	$60,016	$113,122	$190,935	$288,211
Capital expenditures	$65,565	$65,199	$71,062	$136,627	$106,682	$266,549
Free cash flow	$(12,459)	$38,426	$(11,046)	$(23,505)	$84,253	$21,662

Net debt as of June 30, 2023, was $503 million, calculated using the sum of 6.25% Senior Notes and 7.75% Senior Notes, excluding deferred financing fees of $572 million, less cash and cash equivalents of $69 million.

Presentation of Oil and Gas Information
References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. These metrics are calculated as described in this press release and management believes that they are useful supplemental measures for the reasons described in this press release.
Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.